Exhibit 99

Jason Industries, Inc. Names Brian K. Kobylinski
President and Chief Operating Officer

MILWAUKEE, April 08, 2016 (GLOBE NEWSWIRE) -- Jason Industries, Inc. (NASDAQ:JASN) (NASDAQ:JASNW) (“Jason” or “the Company”), a global industrial manufacturing company, today announced Brian K. (“Koby”) Kobylinski is joining the Company as President and Chief Operating Officer. Kobylinski’s appointment will be effective April 25, 2016. In this role, he will report to Jeffry N. Quinn, chairman and chief executive officer of Jason, and have day-to-day responsibility for the Company’s businesses through a streamlined, functional organization with centers of excellence in product development, technology, manufacturing, supply chain, environmental, safety and health.
“I am excited to have Koby join the Jason executive leadership team. He will be a great partner to take Jason forward into the future,” said Quinn. “His record of organizational development, growth and operational excellence in a general industrial, mid-market public company, aligns well with our vision for Jason.”
Prior to joining Jason, Mr. Kobylinski served as Executive Vice President, Energy Segment and China for Actuant Corporation based in Milwaukee. During his 23 years with Actuant, Kobylinski progressed through a number of management roles, including Vice President of Business Development, Global Business Leader, Hydratight; and Industrial and Energy Segment Leader.
A. Craig Ivey, who had served as Jason’s interim President and Chief Operating Officer, will remain a key member of the executive leadership team and will continue to serve as Senior Vice President, Global Manufacturing and Supply Chain, driving improved operational efficiency, performance and cost synergies throughout Jason’s operations.
“I believe with Koby’s leadership and Craig’s continued focus on our manufacturing performance, we have enhanced the strength of our management team and have accelerated the path for value creation,” concluded Quinn. “The Board of Directors and I believe we now have the right team to drive the company forward.”
About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries. To learn more, please visit www.jasoninc.com.
Contacts
Media: Melissa Zona
636.751.4057
mzona@jasoninc.com

Investors: Chad Paris
414.277.2007
investors@jasoninc.com